Exhibit 99.1

Pinnacle Systems, Inc.

Corporate Office 280 N. Bernardo Avenue Mountain View, CA 94043 Tel: 650-526-1600 Fax: 650-526-1601 www.pinnaclesys.com

Media Contact

Paulien Ruijssenaars

(650) 237-1648

paulien@pinnaclesys.com

Investor Relations: ir@pinnaclesys.com

PATTI S. HART JOINS PINNACLE SYSTEMS AS CHAIRMAN & CEO

MOUNTAIN VIEW, Calif., March 1st, 2004—Pinnacle Systems®, Inc. (NASDAQ: PCLE) today announced that effective immediately Patti S. Hart has joined Pinnacle as the Chairman & CEO. Patti is replacing Chuck Vaughan who had served as interim president and CEO since November 2003. Ms. Hart has also been elected to the board of directors filling an open position. Mr. Vaughan will continue to serve on the board, a position he has held since the founding of the company.

“The board of directors and I are pleased that we have been able to bring a strong and seasoned leader such as Patti to Pinnacle”, commented Chuck Vaughan. “I have been associated with the company since its inception and I am convinced she has exactly the right qualities to lead Pinnacle. In my short tenure as president & CEO, I have come to a better appreciation of the strengths of our company and the outstanding opportunities that lie ahead for us. With Patti at the helm, I am confident Pinnacle will have an outstanding future.”

“I am excited by the prospects of Pinnacle Systems,” commented Patti Hart. “Pinnacle is recognized for innovation and occupies important leadership positions in large and growing global markets. Pinnacle has a tremendous asset in its strong team of people around the world dedicated to meeting the unique needs of their customers. While Pinnacle has a history of distinguished achievements, I am certain that sharpening our focus on process and execution will result in continued improvement for our customers and shareholders. I look forward to the challenges that lie ahead at Pinnacle as we work together as a team to profitably capitalize on our opportunities and delight our customers by exceeding their expectations.”

Patti Hart has been part of dynamic organizations for more than twenty years. Most recently she served as chairman and CEO of Excite@Home. Previously, she was president and CEO of Telocity. Patti joined Sprint Corporation in 1986 and was president and chief operating officer of Sprint’s Long Distance Division which had more than 17,000 employees and revenues of over $10 billion. She currently is a member of the board of directors of Plantronics, Korn Ferry International and the Steppenwolf Theater in Chicago and serves on the Chancellor’s Advisory Council at Texas Christian University.

Pinnacle also announced that Robert J. Finocchio, Jr. has been appointed to the board of directors by unanimous consent of the board. Bob most recently served as chairman and CEO of Informix and currently serves on the boards of Altera Corporation, Palmsource Inc., Echelon Corporation and is a Trustee of Santa Clara University as well as a dean’s executive professor at Santa Clara Univesity’s Leavey School of Business.

“Our board has been strengthened by the addition of both Patti and Bob”, noted Chuck Vaughan. “The company will benefit greatly from the broad experience that these two outstanding business leaders bring to us. I also want to thank Mark Sanders for his contribution as chairman and look forward to his continuing contributions as a member of the board of directors.”

Pinnacle Systems will host an audio web-cast at 2:00 p.m. (Pacific Time) on March 1, 2004, which can be heard live at www.pinnaclesys.com. Additionally, a replay of the conference call will be available at www.pinnaclesys.com for two weeks following the call. Thereafter, a transcript of the conference call will be available under the “Investor Relations” section of our website at http://www.pinnaclesys.com/aboutus/investorrelation.asp?Langue ID=7.

Pinnacle granted Ms. Hart a non-qualified stock option to purchase up to 775,000 shares of its common stock, pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The option has an exercise price equal to the fair market value of Pinnacle’s stock on The NASDAQ Stock Market on February 27, 2004, has a ten-year term and vests monthly over four years, subject to continued employment with Pinnacle.

About Pinnacle Systems, Inc.

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video and audio editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the Company has received nine prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Pinnacle Systems’ future opportunities, its growing global markets and the impact of sharpened focus on process and execution. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to the Company as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, Pinnacle Systems’ actual results may differ materially and adversely from those expressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, risks related to global economic conditions, demand for the Company’s products, management transition matters and internal operating results. Factors that could affect Pinnacle Systems’ business and financial results are detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and Form 10-Q for the quarter ended December 31, 2003, including, but not limited to, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. All information set forth in this release and its attachments is made as of March 1, 2004, and Pinnacle Systems undertakes no obligation to revise or update publicly this information for any reason.

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